Memorandum

DATE: December 15, 2003

TO: File

FROM: Andrew P. Naylor

RE: Item 77(i): Form N-SAR for Fidelity Advisor Series VIII

Pursuant to a Board approved vote on March 20, 2003, Fidelity Advisor Series VIII commenced a new series of shares (Advisor Value Leaders Fund) on June 17, 2003.